EXHIBIT 27

                     UNITED STATES DISTRICT COURT
                       NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION

GOTHAM PARTNERS, L.P., et al.,        )    CASE NO. 1:98CV 0272
                                      )
                  Plaintiffs,         )    JUDGE NUGENT
                                      )
      v.                              )    MEMORANDUM IN SUPPORT OF
                                      )    PLAINTIFFS' MOTION FOR
FIRST UNION REAL ESTATE EQUITY AND    )    EXPEDITED DISCOVERY
MORTGAGE INVESTMENTS,                 )    ------------------------
                                      )
                  Defendant.          )


                            I. INTRODUCTION
                               ------------

     Both parties in this proxy dispute are seeking a preliminary injunction against the other. Based on existing scheduling orders, the hearings on these motions may take place in this Court on March 5, 1998 (with supporting briefs due by February 13, 1998), or, possibly with respect to First Union's state law claims, in state court as early as February 10, 1998. In either event, expedited discovery will be necessary to enable the parties to prepare adequately. Both parties have recognized this by serving discovery requests on the other.

                               II. FACTS
                                   -----

     A. Backdrop to the litigation
        --------------------------

     This case involves a dispute over a proxy contest pertaining to Defendant First Union Real Estate Equity and Mortgage Investments
("First Union"). Plaintiffs Gotham Partners, L.P. and Gotham Partners
II, L.P. (collectively the "Gotham Partnerships") are shareholders of First Union who are dissatisfied with First Union's management and have submitted a proposal for election of new directors, seeking a shareholder vote as to the strategic direction of the company. First Union filed litigation against the Gotham Partnerships - originally in state court - in an effort to prevent them from mounting a proxy contest in connection with First Union's annual meeting which is scheduled to take place on April 14, 1998. After removing that action to this Court (Case No. 1:98CV0105 before Judge Aldrich),(FN1) the Gotham Partners brought counterclaims against First Union under the federal securities laws, for which this Court has exclusive jurisdiction, and related state law claims.

     B. Relevant procedural history
        ---------------------------

     On January 16, 1998, First Union filed a complaint for preliminary injunction, permanent injunction and declaratory relief against Gotham Partnerships in the Common Pleas Court for Cuyahoga County, Case No. 347063, before Judge McGinty. On January 20, 1998, the Gotham Partnerships removed the action to the United States
District Court for the Northern District of Ohio, Case No. 98CV0105.(FN2) The Gotham Partnerships also filed their answer and counterclaims
(later amended on January 26, 1998). The Gotham Partnerships' counterclaims are based on First Union's violations of the federal proxy rules and unlawful efforts to deprive the Gotham Partnerships of their rights as shareholders to engage in a proxy contest over First Union's strategic direction.

     On January 21, 1998, First Union filed a motion to remand. On January 23, 1998, the Gotham Partnerships filed their motion for preliminary injunction.

     As a result of the motions filed before her, Judge Aldrich entered a scheduling order on January 28, 1998. Among the matters addressed in that order, Judge Aldrich set a hearing on the parties' motions for preliminary injunctions on March 5, 1998 (to be heard by Magistrate Judge Perleman), with briefing deadlines as follows: briefs in support of the respective motions by February 13, 1998; response briefs by February 23, 1998; and reply briefs by February 27, 1998.

     C. The parties' discovery requests
        -------------------------------

     Because of the imminent hearing (or hearings) on the parties' respective motions for preliminary injunctions, each has served discovery on the other, with all discovery requests under the caption of the case before Judge Aldrich. On January 20, 1998, the Gotham Partners served their first request for production of documents on First Union, as well as a notice of deposition of First Union and its CEO, James C. Mastandrea, pursuant to Fed. R. Civ. P. 30(b)(6). On January 27, 1998, the Gotham Partners served their second request for production of documents on First Union, as well as a second notice of deposition of First Union pursuant to Fed. R. Civ. P. 30(b)(6). On January 28, 1997, First Union served on the Gotham Partnerships its first set of requests for admissions, interrogatories and requests for production of documents. One day later, on January 29, 1998, First Union served its second set of requests for production of documents on the Gotham Partnerships. Copies of these discovery requests are attached as Exhibits A through F.

                             III. ARGUMENT
                                  --------

     Based on the above, it is obvious that both parties need expedited discovery to prepare for the briefing and the hearings on their respective motions for preliminary injunction. For this reason, the Gotham Partnerships submit that this Court should enter a discovery scheduling order as follows:

     1. That both parties respond to each others' outstanding discovery requests on or before February 6, 1998;

     2. That the Gotham Partnerships are permitted to take the depositions of Defendant's CEO, James C. Mastandrea, and one witness to be designated by First Union from the Gotham Partnerships' second notice of deposition, on February 9, 1998; and

     3. That First Union is permitted to take the deposition of two representatives of the Gotham Partnerships, selected by First Union, on February 9, 1998.

Date: January 30, 1998
                                    Respectfully submitted,


OF COUNSEL:
                                    /s/ Michael J. Garvin
                                    ---------------------------------
                                    David C. Weiner (0013351)
                                    Michael J. Garvin (0025394)
HAHN LOESER & PARKS LLP
                                    3300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio 44114-2301
                                    (216) 621-0150

                                                -and-


                                    /s/ Alexander R. Sussman
OF COUNSEL:                         ---------------------------------
                                    Alexander R. Sussman(FN3)
FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON                        25th Floor
                                    One New York Plaza
                                    New York, New York 10004-1980
                                    (212) 859-8000

                                    Attorneys for Plaintiffs


                        CERTIFICATE OF SERVICE

     I hereby certify that a copy of the foregoing was served by messenger upon Frances Floriano Goins, Squire, Sanders & Dempsey
L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for defendant, this 30th day of January 1998.


                                    /s/ Michael J. Garvin
                                    ------------------------------------
                                    One of the  Attorneys for Plaintiffs



--------
[FN]
1 Concurrently filed with this Motion is Plaintiffs' Motion for Reassignment of this action to the Honorable Ann Aldrich, who is presiding over the earlier-filed action, Case No.
       98CV0105.

2 The Gotham Partnerships' removal notice was filed shortly after 9:00 a.m. on January 20. Shortly afterwards, apparently without knowledge of the removal, Judge McGinty set a February 10, 1998 hearing on a motion for preliminary injunction filed by First Union against the Gotham Partnerships.

3      Application to appear pro hac vice is pending.